Exhibit 99.1

I-MANY, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$16,805	$6,098
Restricted cash	—	161
Short-term investments and available for sale securities	—	14,610
Accounts receivable	9,577	9,964
Other current assets	845	518

Total current assets	27,227	31,351
Property and equipment, net	1,188	1,300
Restricted cash	555	663
Other assets	122	120
Acquired intangible assets, net	713	2,097
Goodwill	8,667	8,667

Total assets	$38,472	$44,198

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,618	$6,571
Current portion of deferred revenue	12,194	9,975
Capital lease obligations	8	160

Total current liabilities	17,820	16,706
Deferred revenue, net of current portion	1,242	275
Other long-term liabilities	1,054	1,347
Stockholders’ equity	18,356	25,870

Total liabilities and stockholders’ equity	$38,472	$44,198

I-MANY, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Net Revenues:
Product	$2,155	$2,934	$6,279	$11,275
Services	6,071	6,587	26,297	27,138

Total net revenues	8,226	9,521	32,576	38,413
Operating Expenses:
Cost of third party technology	226	332	520	832
Cost of services	3,399	3,476	14,764	14,733
Amortization of acquired intangible assets	343	378	1,384	1,465
Sales and marketing	2,449	2,685	8,626	9,020
Research and development	2,540	2,995	11,267	11,874
General and administrative	1,206	1,631	4,819	5,552
Depreciation	205	253	796	917
In-process research and development	—	—	—	290
Restructuring and other charges (credits)	15	(25)	(10)	1,346

Total operating expenses	10,383	11,725	42,166	46,029

Loss from operations	(2,157)	(2,204)	(9,590)	(7,616)
Other income, net	103	77	285	244

Loss before income taxes	(2,054)	(2,127)	(9,305)	(7,372)
Benefit from income taxes	0	0	0	(82)

Net loss	($2,054)	($2,127)	($9,305)	($7,290)

Basic and diluted net loss per common share	($0.04)	($0.05)	($0.21)	($0.18)

Weighted average shares outstanding	46,340	42,241	44,548	41,367

Reconciliation of Value of License Transactions to Reportable Product Revenue

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$3,599	$3,886	$10,818	$8,477
Industry Solutions	138	1,617	2,282	3,071

	3,737	5,503	13,100	11,548
Add product revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences—subscriptions	325	69	926	102
Health and Life Sciences—other deferrals	0	289	1,476	3,428
Industry Solutions—subscriptions	35	0	35	0
Industry Solutions—other deferrals	0	0	0	794

	360	358	2,437	4,324
Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	1,907	2,802	7,840	3,922
Industry Solutions	35	125	1,418	675

	1,942	2,927	9,258	4,597

Product revenue recorded:
Health and Life Sciences	2,017	1,442	5,380	8,085
Industry Solutions	138	1,492	899	3,190

	$2,155	$2,934	$6,279	$11,275

CONTACT:

I-many, Inc.

Kevin Harris, 732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc.

Scott Liolios, 949-574-3860

scott@liolios.com

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